Exhibit 99.1

News Release

www.nortelnetworks.com

FOR IMMEDIATE RELEASE	October 27, 2004

For more information:

Media:	Investors:
Tina Warren	(888) 901-7286
(905) 863-4702	(905) 863-6049
tinawarr@nortelnetworks.com	investor@nortelnetworks.com

Nortel Networks Provides Status Update

TORONTO — Nortel Networks* Corporation [NYSE/TSX:NT] and its principal operating subsidiary, Nortel Networks Limited (“NNL”), today provided a status update pursuant to the alternative information guidelines of the Ontario Securities Commission. These guidelines contemplate that the Company and NNL will normally provide bi-weekly updates on their affairs until such time as they are current with their filing obligations under Canadian securities laws.

Status of Restatements and Audit Committee Independent Review, Filing of Financial Statements and Third Quarter 2004 Results

The Company and NNL continue to dedicate significant resources to the process to complete their financial statements as soon as practicable. As previously announced, the Company and NNL continue to work on the restatement of their financial results for each fiscal quarter in 2003 and for the years 2002 and 2001, and the preparation of their financial statements for the year 2003 and the first and second quarters of 2004.

The independent review by the Nortel Networks Audit Committee is continuing and nearing completion. The Audit Committee’s continuing objective is to arrive at a full understanding of the facts and circumstances that gave rise to the Company’s and NNL’s restatements before the financial statements are finalized and filed.

Despite the significant work completed to date, the Company and NNL will not be in a position to file financial statements by the end of October 2004 as previously announced. The Company now expects that it and NNL will file, in mid November 2004, financial statements for the year 2003 and the first and second quarters of 2004, and related periodic reports.

“This delay in our timeline for completing the restatement process was a very difficult decision. Our first accountability is to unquestionable quality of this restatement for our shareholders, customers and employees,” said Bill Owens, president and chief executive officer, Nortel Networks. “I was not satisfied given the enormous details and complexity involved that we would be able to meet our October deadline. Although this delay is disappointing, we have made great progress toward completion, have continued to devote massive resources to the restatement effort and are confident that we are very close to the end of this critical chapter. Seeing that closure is close at hand leads us to be confident about moving forward with our business.”

As a result of the delay mentioned above, the Company and NNL do not expect to file financial statements for the third quarter of 2004, and related periodic reports, by the required deadlines in November 2004 in compliance with certain U.S. and Canadian securities regulations. The Company and NNL will therefore each be filing with the United States Securities and Exchange Commission (the “SEC”) a Form 12b-25 Notification of Late Filing relating to the delay in filing their quarterly reports on Form 10-Q for the third quarter of 2004.

The Company expects that it and NNL will announce limited preliminary unaudited financial results for the third quarter of 2004 by the end of November 2004 and file their financial statements and related periodic reports for the third quarter of 2004 in mid December 2004. The Company expects that it and NNL will file, as soon as practicable after the filing of the third quarter 2004 financial statements, any required amendments to periodic reports for prior periods.

The Company’s expectation as to timing of events is subject to change. Specifically, the completion of the Company’s work and the related audits and reviews of financial statements by the Company’s and NNL’s independent auditors is dependent upon the timing of the completion and results of the independent review being undertaken by the Nortel Networks Audit Committee.

Based on the Company’s work to date, and subject to the limitations described below, the principal estimated impacts of the restatements and revisions identified to date to the Company’s results reflect the following:

•	Revenue adjustments identified to date reflect increases to previously announced annual revenues of approximately 7 percent in 2001, 1 percent in 2002 and 3 percent in 2003. Revenue adjustments in 2003 and prior periods primarily relate to timing issues (for example, revenue that should have been deferred to a later period or recognized in an earlier period);

•	As previously announced, a reduction of approximately 50 percent in previously announced net earnings for 2003; these amounts will largely be reported in prior periods, resulting in a reduction in previously reported net losses for such periods including 2002 and 2001;

•	Approximately two-thirds of the reduction in 2003 net earnings identified to date impacts the first half of 2003 (down from three-quarters previously announced), with the remaining approximately one-third reduction impacting the second half of 2003;

•	The net income reductions are expected to impact the Company’s continuing operations and discontinued operations on an approximately equal basis (compared to the previous estimate of a substantial impact to continuing operations); and

•	As previously announced, no material impact to the Company’s cash balance as at December 31, 2003.

As previously indicated, the Company’s work to date with respect to the restatements and revisions and the principal estimated impacts mentioned above are subject to a number of important limitations, including:

•	These principal impacts are estimated impacts which have been identified by the Company based on the work done to date and are not projections of the final impacts. As such, these principal estimated impacts continue to be preliminary and subject to change;

•	The ongoing work of the Nortel Networks Audit Committee independent review;

•	The ongoing work to be done by the Company related to the restatements and revisions;

•	The previously disclosed material weaknesses in the Company’s internal controls over financial reporting; and

•	The review or audit of the Nortel Networks financial statements by the Company’s independent auditors.

Nortel Networks Limited

The financial results of NNL are consolidated into the Company’s results. NNL’s financial statements for the applicable periods will also be restated upon the related restatements of the Company’s financial statements. NNL’s preferred shares are publicly traded in Canada.

Update on Certain Potential Impacts

Debt Securities

As previously announced, as a result of the delay in the filing of the 2003 Form 10-K and Quarterly Reports on Form 10-Q for the first and second quarter of 2004 (together, the “Reports”), the Company and NNL are not in compliance with their obligations to deliver their SEC filings to the trustees under their public debt indentures. Notwithstanding the Company’s and NNL’s expectation that the Reports will be filed in mid November 2004, upon the delay in filing financial statements for the third quarter of 2004, and the related Quarterly Reports on Form 10-Q, to a date past November 24, 2004, the Company and NNL will not be in compliance with their obligations under the indentures. While a notice of default could have been given at any time after March 30, 2004, neither the Company or NNL has received a notice as of October 26, 2004.

EDC Support Facility

As the filing of the Reports are expected to occur after October 31, 2004, and the filing of the third quarter 2004 Quarterly Reports on Form 10-Q after November 24, 2004, Export Development Canada (“EDC”) will have the right, on such dates, unless EDC has granted a further waiver in relation to the delayed filings and certain other breaches related to the restatements, to terminate the EDC performance-related support facility and exercise certain rights against collateral or require NNL to cash collaterize all existing support. While NNL expects to seek a new waiver from EDC, there can be no assurance that NNL will receive a new waiver or as to the terms of any such waiver.

Other Matters

Annual Shareholders’ Meeting

As previously announced, the Company was granted an order by the Ontario Superior Court of Justice extending the time for calling the Company’s 2004 Annual Shareholders’ Meeting (the “Meeting”) to a date not later than December 31, 2004 or such later date as the Court may further permit. As a result of the above, the Company intends to seek an order extending the time for calling the Meeting to no later than March 31, 2005. The Company intends to hold the Meeting as soon as practicable after its 2003 audited financial statements are completed and available for mailing to shareholders.

With the exception of the matters noted above, the Company and NNL have reported that there have been no material developments in the matters reported in their status updates of June 2, 2004, June 29, 2004, July 13, 2004, July 27, 2004, August 10, 2004, August 19, 2004, September 2, 2004, September 16, 2004, September 30, 2004 and October 14, 2004.

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As a global innovation leader, Nortel Networks enriches consumer and business communications worldwide by offering converged multimedia networks that eliminate the boundaries among voice, data and video. These networks use innovative packet, wireless, voice and optical technologies and are underpinned by high standards of security and reliability. For both carriers and enterprises, these networks help to drive increased profitability and productivity by reducing costs and enabling new business and consumer services opportunities. Nortel Networks does business in more than 150 countries. For more information, visit Nortel Networks on the Web at www.nortelnetworks.com or www.nortelnetworks.com/media_center.

Certain information included in this press release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the outcome of Nortel Networks independent review and planned restatement or revisions of its previously announced or filed financial results; the impact of the management changes announced on April 28, 2004 and August 19, 2004; the impact of the inability to meet Nortel Networks filing obligations on support facilities and public debt obligations; the sufficiency of Nortel Networks restructuring activities, including the work plan announced on August 19, 2004 as updated on September 30, 2004, including the potential for higher actual costs to be incurred in connection with restructuring actions compared to the estimated costs of such actions; cautious or reduced spending by Nortel Networks customers; fluctuations in Nortel Networks operating results and general industry, economic and market conditions and growth rates; the communication by Nortel Networks auditors of the existence of material weaknesses in internal controls; Nortel Networks ability to recruit and retain qualified employees; fluctuations in Nortel Networks cash flow, level of outstanding debt and current debt ratings; the use of cash collateral to support Nortel Networks normal course business activities; the dependence on Nortel Networks subsidiaries for funding; the impact of Nortel Networks defined benefit plans and deferred tax assets on results of operations and Nortel Networks cash flows; Nortel Networks dependence on new product development and its ability to predict market demand for particular products; Nortel Networks ability to integrate the operations and technologies of acquired businesses in an effective manner; the impact of rapid technological and market change; the impact of price and product competition; barriers to international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of rationalization in the telecommunications industry; changes in regulation of the Internet; the impact of the credit risks of Nortel Networks customers and the impact of customer financing and commitments; stock market volatility generally and as a result of acceleration of the settlement date or early settlement of Nortel Networks purchase contracts; the impact of Nortel Networks supply and outsourcing contracts that contain delivery and installation provisions, which, if not met, could result in the payment of substantial penalties or liquidated damages; the future success of Nortel Networks strategic alliances; and the adverse resolution of litigation, investigations, intellectual property disputes and similar matters. For additional information with respect to certain of these and other factors, see the most recent Form 10-Q/A and Form 10-K/A filed by Nortel Networks with the United States Securities and Exchange Commission. Unless otherwise required by applicable securities laws, Nortel Networks disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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*Nortel Networks, the Nortel Networks logo, the Globemark and Business Without Boundaries are trademarks of Nortel Networks.